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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of The MainStay Funds (the "Registration Statement") our report dated April 7, 2000, relating to the financial statements of NYLIFE LLC and subsidiaries, which appears in such Registration Statement, and to the incorporation by reference of our report into the Registration Statement. We also consent to the incorporation by reference in the Registration Statement of our reports dated February 22, 2000, relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Reports to Shareholders of The MainStay Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
April 26, 2000